EXHIBIT 99.1

CONSENT TO BE NAMED AS A NOMINEE FOR MEMBERSHIP ON THE BOARD OF

DIRECTORS OF ARTISAN COMPONENTS, INC.

The undersigned hereby consents to the use and disclosure of his name in the Registration Statement on Form S-3 of Artisan Components, Inc. to be filed with the Securities and Exchange Commission on or about February 25, 2003, and any amendments thereto (the “Registration Statement”). The undersigned further consents to the description of the undersigned in the “Management” section of the Registration Statement as a nominee for membership on the Board of Directors of Artisan Components, Inc.

By:	/S/ ROBERT P. LATTA

Robert P. Latta

Date:  February 25, 2003